LONG-TE RM INCENTIVE
AWARD AGREEMENT

(NON-QUALIFIED STOCK OPTIONS)

        Effective as of __[Date]__ (“Grant Date”), the Company hereby grants to _[Employee]_ certain rights to purchase up to: [# of Shares] total Option Shares for $[Price] per Share until [6th Anniversary of Grant Date]_ (“Expiration Date”) on the Terms of this Agreement, the attached Program, and the 2004 Sypris Equity Plan (“Plan”) as follows:

Vesting Dates	# of Options Vesting	Option Prices	Expiration Dates
[3rd Anniversary]	[30%]	[FMV at grant]	[6th Anniversary]
[4th Anniversary]	[30%]	[FMV at grant]	[6th Anniversary]
[5th Anniversary]	[40%]	[FMV at grant]	[6th Anniversary]

(RESTRICTED STOCK)

        Effective as of the Grant Date, the Company hereby grants to ___[Employee]_ certain rights to ownership of up to: [# of Shares] total Restricted Shares on the Terms of this Agreement, the attached Program, and the 2004 Sypris Equity Plan (“Plan”) as follows:

Vesting Dates	# of Shares Vesting
[3rd Anniversary]	33%
[5th Anniversary]	33%
[7th Anniversary]	34%

        Intending to be legally bound by all such Terms, I acknowledge the sole authority of the Committee to interpret such Terms, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing, the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By: ___________________________	Signature: __________________________

Name: ________________________	Name: _____________________________

Title: ________________________	Title: ______________________________

STANDARD TERMS OF AWARDS GRANTED UNDER
THE 2005 EXECUTIVE LONG-TERM INCENTIVE PROGRAM (“PROGRAM”)
OF THE 2004 SYPRIS EQUITY PLAN (“PLAN”)

1.     PURPOSE OF PROGRAM. The Company’s Long-Term Incentive Program under the Plan shall be effective for all Awards incorporating these Terms on or after July 1, 2005, to advance the Company’s growth and prosperity by providing long-term financial incentives to its executives, and to further the Company’s philosophy of equity ownership by the Company’s officers in accordance with the Company’s Equity Ownership Guidelines.

2.     AWARDS. Each Program Participant will be eligible to receive an annual Award of Options and an annual Award of Restricted Shares as determined by the Committee.

3.     OPTIONS. Initially, each “Option” is the right to purchase one Option Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan). Options must be exercised with 48 hours advance written notice, unless waived by the Company.

3.1 Option Price. “Option Price” means the closing price per Option Share on the Grant Date. The Option Price is payable to the Company in cash or any other method of payment authorized by the Committee in its discretion, which may include Stock (valued as the closing price per Share on the exercise date) or vested Options (valued as the closing price per Share on the exercise date, less the Option Price), in each case in accordance with applicable Rules. Similarly, the Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

3.2 Option Shares. Initially, each “Option Share” is one Share of the Common Stock (subject to adjustments per the Plan). Option Shares may be certificated upon request, with any legends required by applicable Rules. Participants may vote, and receive dividends on, any Shares that they own.

3.3 Option Vesting. Unless otherwise determined by the Committee, Option Awards will vest 30% on the third anniversary of the grant date, 30% on the fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date (each such anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

3.4 Expiration Date. Each Option's "Expiration Date" will be the sixth anniversary of its Grant Date.

4.     RESTRICTED SHARES. Initially, each “Restricted Share” is the right to own one Share of the Common Stock (subject to adjustments per the Plan) after its Vesting Date, unless earlier forfeited.

4.1 Restricted Share Vesting. Unless otherwise determined by the Committee, grants of Restricted Shares will vest approximately 33% on the third anniversary of the grant date, 33% on the fifth anniversary of the grant date and 34% on the seventh anniversary of the grant date (each such anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

4.2 Distribution. All Shares will be held by the Company until their Vesting Dates, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may not vote, or receive dividends on, unvested Shares.

5.     REDUCTION IN JOB RESPONSIBILITIES. If a Participant’s job responsibilities are significantly reduced, the Participant shall automatically cease to participate in this Program with respect to future Awards, unless otherwise reinstated by the Committee.

6.     RETIREMENT OR DISABILITY. In the event of any normal retirement after age 65 or qualification to receive long-term disability benefits under the Company’s then current policies, such retirement or disability period shall be treated as a period of employment for purposes of the accrual of rights hereunder, including any vesting or exercise rights.

7.     ANNUAL REVIEW. The Committee will review the terms and conditions of the Program annually at its regular meetings in February, including the Awards of Options and Restricted Shares for the then current year, as well as the Company’s performance with respect to its long term strategic goals such as the Company’s market share, customer share, geographic expansion, portfolio mix, capital structure/financial strength, managerial development, capital markets, financial variability and risk profile.

8.     LEAVES OF ABSENCE. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

9.     OTHER TERMINATIONS. If employment is terminated other than for retirement, death or disability, each unvested Option or Restricted Share will be immediately forfeited, and the Participant will have up to thirty (30) days in which to exercise vested Options. In the event of death, all unvested Awards will be immediately vested, and the Participant’s representative or estate shall have one (1) year in which to exercise any Options.

10.     ADMINISTRATION. The Committee shall have complete authority to administer or interpret this Program or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award Agreements (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the Program will be final.

11.     MISCELLANEOUS. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

11.1 No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, this Program or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

11.2 Taxes. The Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

11.3 Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

2	06/27/05